CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND FIRST HALF 2006 FINANCIAL RESULTS

Declares Q2 2006 Dividend of $0.66 per Share

Achieves Net Income of $26.1 Million

New York, New York, July 26, 2006 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and six months ended June 30, 2006.

Financial Review: 2006 Second Quarter

The Company had net income of $26.1 million, or $0.83 basic and $0.81 diluted earnings per share, for the three months ended June 30, 2006 compared to net income of $32.1 million, or $0.86 basic and $0.84 diluted earnings per share, for the three months ended June 30, 2005. The decrease in net income was principally the result of lower voyage revenues attributable to a 53.3% decrease in fleet size.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer, and President, said, “During the first half of 2006, we continued to meet important strategic objectives related to modernizing our fleet and further strengthening our liquidity position during a time when we created additional value for shareholders through our dividend policy and share repurchase program. Maintaining a strong balance sheet has always been a priority for General Maritime, and our current financial strength represents both our unwavering focus on this important objective as well as our recent success monetizing non-core assets at very favorable prices. With close to $1 billion in liquidity and no net debt, General Maritime has established a significant platform for the future. As we move forward, we will actively seek opportunities to unlock value for shareholders in both the near term and long term as we have done since going public five years ago.”

Included in net income of $26.1 million are certain non-recurring items as well as expenses associated with our derivative financial instruments such as gain on sale of vessels of $11.2 million, Other expense of $2.4 million related to the anticipated settlement of a claim arising from the February 4, 2005 collision of the Genmar Kestrel involving a claim by a subsidiary of the Exxon Mobil Corporation, and Other expense of $0.7 principally comprised of non-cash mark to market for freight and other derivatives. Additionally there was a $3.7 million reduction in net voyage revenue associated with an increase in reserves relating to customer claims on the time charter contracts of the Company’s OBO vessels.

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 49.1% to $51.0 million for the three months ended June 30, 2006 compared to $100.1 million for the three months ended June 30, 2005. EBITDA for the three months ended June 30, 2006 was $36.0 million compared to $65.0 million for the three months ended June 30, 2005 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $38.3 million for the three months ended June 30, 2006 compared to $58.2 million for the prior year period. As of June 30, 2006, the Company’s net debt-to-book capitalization (calculated as total debt less cash divided by total debt less cash plus shareholders’ equity) was reduced to 0% from 3.8% as of December 31, 2005.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased by 7.1% to $29,506 per day for the three months ended June 30, 2006 from $27,561 for the prior year period. The Company’s average rates for vessels on spot charters increased by 9.0% to $32,867 for the three months ended June 30, 2006 compared to $30,152 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased 34.3% to $23.0 million for the three months ended June 30, 2006 from $35.0 million for the three months ended June 30, 2005. During the same periods, the average size of General Maritime’s fleet decreased 53.3% to 20.1 vessels from 43 vessels in the prior year period. Daily direct vessel operating expenses rose 1.2% to $6,101 during the quarter ended June 30, 2006 from $6,027 during the prior year period. This increase can primarily be attributed to increased costs associated with crewing, insurance and the delivery of our OBO vessels to their new owners. General and administrative costs remained relatively flat during comparative periods

Financial Review: First Half 2006

Net income was $110.4 million or $3.44 basic and $3.36 diluted earnings per share, for the six months ended June 30, 2006 compared to $100.6 million, or $2.70 basic and $2.64 diluted earnings per share, for the six months ended June 30, 2005. Net voyage revenues decreased 41.3% to $137.0 million for the six months ended June 30, 2006 compared to $233.5 million for the six months ended June 30, 2005. EBITDA was $131.0 million for the six months ended June 30, 2006 compared to $166.4 million for the six months ended June 30, 2005. Net cash provided by operating activities was $119.8 million for the six months ended June 30, 2006 compared to $158.0 million for the prior year period. TCE rates obtained by the Company’s fleet increased 4.8% to $33,976 per day for the six months ended June 30, 2006 from $32,406 for the prior year period. Total vessel operating expenses decreased 25.8% to $49.7 million for the six months ended June 30, 2006 from $67.0 million for the prior year period, and daily direct vessel operating expenses rose 5.8% to $6,029 for the six month period ending June 30, 2006 from $5,696 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six month periods ended June 30, 2006 and 2005.

	Three months ended		Six months ended
	June-06	June-05	June-06	June-05
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$75,959	$135,475	$181,715	$297,117
Voyage expenses	(25,002)	(35,345)	(44,688)	(63,631)
Net voyage revenues	50,957	100,130	137,027	233,486
Direct vessel expenses	11,158	23,583	25,456	44,330
Other expense	2,430	-	2,430	-
General and administrative expenses	11,840	11,408	24,239	22,681
Depreciation and amortization	10,536	25,469	20,403	50,429
Gain on sale of vessels	(11,221)	-	(46,544)	-
Total operating expenses	49,475	95,805	70,672	181,071
Operating income	26,214	39,670	111,043	116,046
Net interest (income) expense	(559)	7,517	132	15,417
Other expense	(702)	92	(483)	77
Net other expense	(143)	7,609	(615)	(15,494)
Net income	$26,071	$32,061	$110,428	$100,552
Basic earnings per share	$0.83	$0.86	$3.44	$2.70
Diluted earnings per share	$0.81	$0.84	$3.36	$2.64
Weighted average shares outstanding, thousands	31,522	37,237	32,136	37,227
Diluted average shares outstanding	32,209	38,066	32,846	38,061

	June-06	December-05
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$103,699	$96,976
Current assets, including cash	155,796	471,324
Total assets	858,820	1,149,126
Current liabilities, including current portion of long-term debt	39,000	32,906
Current portion of long-term debt	-	-
Total long-term debt, including current portion	45,000	135,020
Shareholders’ equity	769,453	976,125

	Three months ended		Six months ended
	June-06	June-05	June-06	June-05
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	36,048	$65,047	130,963	$166,398
Net cash provided by operating activities	38,285	58,165	119,805	157,955
Net cash provided (used) by investing activities	211,558	(4,527)	298,871	(7,455)
Net cash provided (used) by financing activities	(240,079)	(77,733)	(411,953)	(123,256)
Capital expenditures
Vessel sales (purchases), including deposits	213,259	(3,089)	300,790	(3,875)
Drydocking or capitalized survey or improvement costs	(1,822)	(15,764)	(3,077)	(20,747)
Weighted average long-term debt	96,260	439,199	134,300	449,552
FLEET DATA
Total number of vessels at end of period	18	43	18	43
Average number of vessels (2)	20.1	43.0	23.3	43.0
Total voyage days for fleet (3)	1,727	3,633	4,033	7,205
Total time charter days for fleet	296	966	1,283	1,953
Total spot market days for fleet	1,431	2,667	2,750	5,252
Total calendar days for fleet (4)	1,829	3,913	4,222	7,783
Fleet utilization (5)	94.4%	92.8%	95.5%	92.6%
AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$29,506	$27,561	$33,976	$32,406
Direct vessel operating expenses per vessel (7)	6,101	6,027	6,029	5,696
General and administrative expense per vessel (8)	6,473	2,915	5,741	2,914
Total vessel operating expenses (9)	12,574	8,942	11,770	8,610
EBITDA (10)	19,709	16,623	31,019	21,380

	Three months ended		Six months ended
	June-06	June-05	June-06	June-05
EBITDA Reconciliation
Net Income	27,071	$32,061	110,428	$100,552
+ Net interest expense	(559)	7,517	132	15,417
+ Depreciation and amortization	10,536	25,469	20,403	50,429
EBITDA	36,048	$65,047	130,963	$166,398

(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6)
Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7)
Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8)	Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9)
Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10)	Daily EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of July 26, 2006, General Maritime Corporation’s fleet was comprised of 18 wholly owned tankers, consisting of 10 Aframax and 8 Suezmax tankers, with a total carrying capacity of approximately 2.2 million deadweight tons, or dwt. The average age of the Company’s fleet as of June 30, 2006 by dwt, was 7.6 years compared to 12.4 years as of June 30, 2005. The average age of the Company’s Aframax tankers was 9.8 years and the average age of the Company’s Suezmax tankers was 5.9 years.

Currently, 8 of General Maritime Corporation’s Aframax tankers and 7 of its Suezmax tankers are operating on the spot market. 16% of the Company’s fleet, consisting of 2 Aframax tankers and one Suezmax tanker will be under time charter contracts during the quarter.

During the quarter we entered into a three year time charter for the Genmar Hope. The chart below outlines which vessels are on time charter, at what rate, and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Average Daily Rate (1)
Genmar Agamemnon	Aframax	August 15, 2006	$33,000
Genmar Defiance (2)	Aframax	September 9, 2006	$26,500
Genmar Hope (3)	Suezmax	August 15, 2009	$36,500

(1)	Before brokers’ commissions.
(2)	If 1st option is declared from 9/9/06-10/9/06 rate is $27,500 if 2nd option is declared from 10/9/06-11/9/06 rate is 28,500 if 3rd option is declared from 11/9/06-12/9/06 rate is $34,000 per day
(3)	To commence on August 15, 2006

The Company’s primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q2 2006 Dividend Announcement

General Maritime will be paying a quarterly dividend of $0.66 per share on or about September 8, 2006 with a record date of August 25, 2006. The dividend amount was determined in accordance with the Company’s policy of paying an amount equal to EBITDA less reserve for fleet renewal and maintenance. In addition, in determining the quarterly dividend for Q2 2006 the Company’s Board of Directors excluded the Company’s gain on sale of vessels during the quarter and certain non-recurring expenses as well as expenses associated with our derivative financial instruments. The first half 2006 dividend equates to an annualized 11.2% yield based on the closing price of General Maritime’s common stock as of July 25, 2006.

The Company policy remains to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after net interest expense and reserves for drydocking and fleet renewal, as established by the Board of Directors. For 2006, the Board has established a reserve of $44.0 million annually or $11.0 million per quarter, reflecting a $28.0 million fleet maintenance and renewal reserve and a $16.0 million drydocking reserve.

Please see below for the dividend reconciliation for the quarter ended June 30, 2006.

Three Months Ended June 30, 2006

EBITDA (1)	$36,048
- Net Interest Expense	(559)
Quarterly fleet maintenance and renewal
- reserve (2)	7,000
- Reserve for drydocking (2)	4,000
- Gain on sale of vessels	11,221
+ Other adjustments	7,119
Available for dividends	$21,505
/ Assumed number of shares outstanding	32,756
Available for dividends per share (3)	$0.66
EBITDA Reconciliation
Net Income	$26,071
+ Net interest expense	(559)
+ Depreciation & Amortization	10,536
EBITDA	$36,048

Notes:
(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
The Company’s Board of Directors established a maintenance and renewal reserve of $7.0 million per quarter for 2006 reflecting the size of the Company’s current fleet and a drydocking reserve of $4.0 million per quarter for an annual 2006 reserve of $44.0 million.

(3)
Based on diluted shares at the end of the quarter ended June 30, 2006 and the estimated number of shares outstanding on the record date of August 26, 2006 excluding potential exercises of vested options previously granted and share repurchases made through the Company’s share repurchase program.

Share Repurchase

During the second quarter of 2006 the Company started its second $200 million share repurchase program and bought back 850,900 shares at an average price of $31.46 per share. Since October 2005, when the share repurchase program was instituted, the Company has repurchased 6.4 million shares at an average price of $36.02. As of July 26, 2006 the Company had 32,755,614 shares of its common stock outstanding.

The Board will periodically review the program. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

Mr. Georgiopoulos concluded, “Following the delivery of our first Suezmax tanker newbuilding, the Genmar Harriet G, during the first half of 2006, we are scheduled to continue growing the Company by taking delivery of three additional double-hull newbuildings starting in the beginning of the fourth quarter of 2006. Complementing this growth and our other efforts to create value in the near and long-term, we will continue to actively seek acquisition opportunities in an effort to further enhance our position in the industry as well as our earnings power. Adhering to our stringent financial criteria has been a main driver of our past consolidation success and we intend to maintain an unrelenting focus on furthering this proven approach.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - 10 Aframax, 8 Suezmax tankers and 3 Suezmax newbuilding contracts - making it the second largest mid-sized tanker company in the world, with a carrying capacity of approximately 2.6 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, July 27, 2006 at 8:30 a.m. Eastern Daylight Time to discuss its 2006 second quarter financial results. To access the conference call, dial (913) 981-5533 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until August 10, 2006 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 5004777. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; any failure of a vessel sale agreement to close; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including the consent of the lenders under the Company’s secured credit facility, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends a result, the amount of dividends actually paid may vary from the amounts currently estimated.

				THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet

		June-06	June-05		June-06	June-05		June-06	June-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount
Net Voyage Revenues	-52.4%	23,314	49,012	-45.9%	27,643	51,118	-49.1%	50,957	100,130
$1,000's		46%	49%		54%	51%
Average Daily TCE	6.0%	23,337	22,008	4.4%	37,971	36,357	7.1%	29,506	27,561

Time Charter Revenues	-80.1%	3,924	19,714		-	-	-80.1%	3,924	19,714
$1,000's		100%	100%		0%	0%
Spot Charter Revenues	-33.8%	19,390	29,298	-45.9%	27,643	51,118	-41.5%	47,033	80,416
$1,000's		41%	36%		59%	64%
Calendar Days	-53.5%	1,101	2,366	-52.9%	728	1,547	-53.3%	1,829	3,913
		60%	60%		40%	40%
Vessel Operating Days	-55.1%	999	2,227	-48.2%	728	1,406	-52.5%	1,727	3,633
		58%	61%		42%	39%
Capacity Utilization	-3.6%	90.7%	94.1%	10.0%	100.0%	90.9%	1.7%	94.4%	92.8%

# Days Vessels on Time Charter	-69.4%	296	966		-	-	-69.4%	296	966
		100%	100%		0%	0%
# Days Vessels on Spot Charter	-44.3%	703	1,261	-48.2%	728	1,406	-46.3%	1,431	2,667
		49%	47%		51%	53%
Average Daily Time Charter Rate	-35.0%	13,257	20,408		-	-	-35.0%	13,257	20,408

Average Daily Spot Charter Rate	18.7%	27,582	23,234	4.4%	37,971	36,357	9.0%	32,867	30,152

Daily Direct Vessel Expenses (per Vessel)	7.4%	6,123	5,702	-7.0%	6,067	6,524	1.2%	6,101	6,027

Average Age of Fleet at End of Period	-24.0%	9.8	12.9	-51.6%	5.9	12.2	-38.7%	7.6	12.4
(Years)
# Vessels at End of Period	-61.5%	10.0	26.0	-52.9%	8.0	17.0	-58.1%	18.0	43.0
		56%	60%		44%	40%
Average Number of Vessels	-53.5%	12.1	26.0	-52.9%	8.0	17.0	-53.3%	20.1	43.0
		60%	60%		40%	40%
DWT at End of Period 1,000's	-60.8%	995	2,539	-52.6%	1,241	2,619	-56.6%	2,236	5,158
		44%	49%		56%	51%

				THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		June-06	June-05		June-06	June-05		June-06	June-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount
Net Voyage Revenues	-35.5%	72,821	112,891	-46.8	64,206	120,595	-41.3%	137,027	233,486
$1,000's		53%	48%		47%	52%
Average Daily TCE	6.1%	27,172	25,610	10.1%	47,455	43,116	4.8%	33,976	32,406

Time Charter Revenues	-35.3%	26,556	41,049		-	-	-35.3%	26,556	41,049
$1,000's		100%	100%		0%	0%
Spot Charter Revenues	-35.6%	46,265	71,842	-46.8%	64,206	120,595	-42.6%	110,471	192,437
$1,000's		42%	37%		58%	63%
Calendar Days	-40.3%	2,810	4,706	-54.1%	1,412	3,077	-45.8%	4,222	7,783
		67%	60%		33%	40%
Vessel Operating Days	-39.2%	2,680	4,408	-51.6%	1,353	2,797	-44.0%	4,033	7,205
		66%	61%		34%	39%
Capacity Utilization	1.8%	95.4%	93.7%	5.4%	95.8%	90.9%	3.2%	95.5%	92.6%

# Days Vessels on Time Charter	-34.3%	1,283	1,953		-	-	-34.3%	1,283	1,953
		100%	100%		0%	0%
# Days Vessels on Spot Charter	-43.1%	1,397	2,455	-51.6%	1,353	2,797	-47.6%	2,750	5,252
		51%	47%		49%	53%
Average Daily Time Charter Rate	-1.5%	20,698	21,018		-	-	-1.5%	20,698	21,018

Average Daily Spot Charter Rate	13.2%	33,117	29,264	10.1%	47,455	43,116	9.6%	40,171	36,641

Daily Direct Vessel Expenses (per Vessel)	6.5%	5,819	5,464	6.5%	6,446	6,050	5.8%	6,029	5,696

Average Age of Fleet at End of Period	-24.0%	9.8	12.9	-51.6	5.9	12.2	-38.7%	7.6	12.4
(Years)
# Vessels at End of Period	-61.5%	10.0	26.0	-52.9%	8.0	17.0	-58.1%	18.0	43.0
		56%	60%		44%	40%
Average Number of Vessels	-40.4%	15.5	26.0	-54.1%	7.8	17.0	-45.8%	23.3	43.0
		66%	60%		33%	40%
DWT at End of Period	-60.8%	995	2,539	-52.6%	1,241	2,619	-56.6%	2,236	5,158
1,000's		44%	49%		56%	51%